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Exhibit 99.1

FOR IMMEDIATE RELEASE

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ITRONICS REPORTS 2016 FIRST HALF TOTAL REVENUES AND UPDATES OPERATIONS EXPANSION AND DIVERSIFICATION PROGRESS

- E-Scrap Feasibility Study Producing Positive Results -

RENO, Nevada, September 13, 2016 -- Itronics Inc. (OTC:ITRO) a diversified fertilizer and silver producing green technology company today announced sales results and summarized its operations and diversification progress for the six months ended June 30, 2016. Total first half sales decreased 23 percent on a 23 percent decrease in fertilizer sales, a 10 percent increase in silver sales, and a 9 percent increase in photo services sales.

Total Revenues for the 6 months ended June 30, 2016 were $968,000 compared to $1,256,000 in the same period in 2015, a decrease of 23 percent. GOLD’n GRO fertilizer sales volume decreased by 27 percent, but revenues were only down 23 percent due to a shift in product mix. The decline in sales was due to heavy rains in our California markets during the first quarter and a reduction in fertilizer purchases by nut tree growers due to an almost 50 percent reduction in the farm prices for almonds and English walnuts. Silver sales increased 10 percent. Photo Services increased 9 percent due to a 12 percent increase in spent silver-bearing photoliquids received. Silver content of those liquids was the same as the 2015 first half and is now in the unprocessed photo liquid inventory for future recovery.

Itronics is aggressively advancing development of its portfolio of new "Zero Waste" technologies whose objective is to create non-seasonal sales and to diversify sales by extending its existing technologies to new applications. The focus of these technology extensions is on processing materials that contain silver and other precious metals.

Early in the third quarter the Company announced that the 5 times pilot leach plant scale-up is nearing completion. The new leaching technology has advanced to the point that a fourth product, elemental sulfur, is now being recovered. Removal of sulfur increases the capacity of the silver refining furnaces.

A melting campaign to develop e-scrap refining procedures, to determine quantities that can be processed, and to evaluate the recovery of gold, palladium, and other metals from the e-scrap is making progress. We are now producing bullion which will be analyzed to obtain quantitative metal content information as the work progresses. This work is demonstrating that economically meaningful amounts of e-scrap can be processed by the refining furnaces, which is a very positive development and means that e-scrap recycling may now be feasible for Itronics.

2016 First Half Sales Results

Unaudited Revenues for the second quarter, and 6 months ended June 30, 2016 together with comparative figures for 2015 are presented below:

                          ITRONICS INC.

	For the Quarter		For the 6 Months
	Ended June 30		Ended June 30
	2016	2015	2016	2015
REVENUE
Fertilizer	$ 586,512	$ 707,511	$ 946,490	$1,223,977
Silver	$ 459	$ 413	$ 883	$ 805
Photo Services	$ 7,158	$ 7,062	$ 16,208	$ 14,903
Mining Technical Services	$ 1,827	$ 10,793	$ 4,798	$ 16,377

Total Revenues	$ 595,956	$ 725,779	$ 968,379	$1,256,062

Operational Developments

One of the Company’s fundamental strengths is its ability to invent, build, and operate green "zero waste" technology to completely convert certain categories of hazardous waste materials into cash through the production and sale of commercial goods. The Company is using this creative ability to diversify its operations by developing a portfolio of core "zero waste" technology extensions to establish year-round non-seasonal sales in new markets. The focus of these technology extensions is on processing materials that contain silver and other precious metals.

GOLD’n GRO fertilizers. The Company has identified a potential new environmental benefit that may be obtained by using GOLD’n GRO fertilizers. Based on experience, the Company has observed that the non-nutrient metals cadmium, lead, and mercury are not soluble in the GOLD’n GRO fertilizers. Vegetable growers have a need to minimize uptake of cadmium from the soil by vegetable crops.

The Company’s distributor is performing field tests that are demonstrating that one of the GOLD’n GRO fertilizers is able to reduce cadmium uptake from high cadmium content soil by certain vegetable crops. Field testing is continuing and includes some changes in fertilization procedures that are believed to be necessary for the program to work. Plans for introducing the new fertilizer application and recommended changes in fertilization procedures are being developed by our distributor for introduction to its customers.

Over time, cadmium levels have increased in agricultural soils, leading to increases in cadmium uptake by crops. Cadmium build up in agricultural soils is occurring worldwide and is especially important for vegetables and field grains. Cadmium has no known nutritional value to humans or plants, and it is known to be a health hazard for humans. Minimizing cadmium uptake by vegetables and field grains is desirable to minimize its presence in the human diet.

Silver Production. The Company is now conducting its next refining campaign which includes incorporating ground up personal computer circuit board scrap (e-waste) to provide quantitative data that can be used to evaluate the feasibility of refining e-scrap to recover its copper, silver, gold, palladium, and possibly its tin content. This work is on-going.

The FeLix, SuLix leaching technology pilot operation five times scale up is being completed. The pilot circuit is now operational at its previous scale. The expanded pilot leaching plant is expected to be fully operational in October.

An elemental sulfur powder recovery step is being developed for the process so that the sulfur can be recovered for use in GOLD’n GRO fertilizers or for sale. Recovery of elemental sulfur is producing a significant improvement in leach process efficiency which will further increase refining capacity by reducing the amount of silver concentrate delivered to the refinery, while retaining all of the silver contained in the starting solids.

As of late August, the new leach tank was delivered and plumbing installed and some operational testing completed. A custom designed hot water tank is being constructed, finalization of the heat control system is underway, and final electrical work is underway.

The new vapor recovery system has been installed and tested. Liquids produced by the recovered vapor will be used in the photochemical processing operation.

E-scrap processing feasibility study. In the second quarter 2015 Itronics announced that it had started a feasibility study to determine whether e-scrap (personal computer circuit boards) processing can be integrated into the new refining operation. Significant progress is being made and minimum quantities needed for economic viability have been identified and are now being tested in the refining process.

The Company is gathering quantitative processing information to determine the operating parameters needed to recover commercially meaningful amounts of copper, silver, gold, palladium, and possibly tin from e-scrap. Sufficient work has been completed so that the Company is able to estimate the amount of personal computer circuit board scrap that it will require to support minimum scale commercial operation. Personal computer circuit board supply discussions are underway with a northern Nevada computer services company that disassembles discarded personal computers and sorts the contents for sale to recyclers. The economics of a supply arrangement are being evaluated.

KAM-Thio Process Development. Laboratory tests conducted by the Company have demonstrated that KAM-Thio has the ability to leach silver from the silver bearing glass slag generated by the Company’s silver refinery. The tests have also demonstrated that KAM-Thio liquid is stable in the leaching application. Independent laboratory tests have demonstrated that KAM-Thio is able to neutralize the cyanide contained in spent cyanide solution generated by gold-silver leaching.

The amount of KAM-Thio required to neutralize cyanide is in a range appropriate for leaching gold and silver from ore. The next step for KAM-Thio technology development is to conduct a series of tests on silver-gold ore samples to measure the silver-gold leaching capabilities of KAM-Thio. The Company plans to proceed with this work once the expanded pilot leaching circuit is operational and the e-scrap processing feasibility study is nearer to completion.

Zinc Flue Dust Process Development. An Itronics press release dated March 17, 2015 announced a technical breakthrough by successfully testing electro winning as a process to recover metallic zinc powder from zinc enriched liquids that are produced by leaching zinc oxide from zinc bearing flue dust. The innovative zinc recycling technology Itronics is developing is expected to eliminate the waste completely by converting all components to saleable goods (a new "Zero Waste Technology). The process being developed may use up to 40 percent less electrical energy compared to conventional zinc refining. The potential energy savings would be a strong economic driver for the project. This work was put on hold in the second half of 2015 while higher priority projects are being completed.

Battery Recycling Evaluation: The Company is studying the potential use of the electricity generating contents of silver batteries and "non-rechargeable" alkaline batteries as a source of raw material for use in manufacturing the GOLD’n GRO fertilizers and for silver production. Once the Company has completed the testing and start-up of e-scrap refining, it will evaluate processing of silver oxide batteries which have to be crushed or ground up prior to introduction into the refining furnace. Processing silver oxide batteries would increase the silver feed to the refinery and would be non-seasonal.

The alkaline batteries contain potassium, zinc, and manganese. The potassium and zinc are recoverable using Itronics’ leaching technology and are raw materials needed for manufacturing GOLD’n GRO fertilizers. The manganese remains in the solid residue from leaching. In the second quarter a decision was made to begin laboratory evaluation to develop leaching technology to solubilize manganese. The work is progressing with the lab work being performed on a "time availability" basis.

Auric Fulstone Project. An Itronics press release dated January 20, 2015 announced that its subsidiary Whitney & Whitney, Inc. has identified surface high grade zinc-lead-silver mineralization at its Auric Gold & Minerals Fulstone copper-gold exploration project. Within the Auric Fulstone project area, the Company has discovered surface high grade zinc, lead, and silver mineralization that contain anomalous molybdenum in a large area that is geochemically anomalous for zinc. It has also discovered high grade copper mineralization that contains anomalous gold and molybdenum in a separate area that is anomalous for copper. Discovery of the potential for significant zinc, lead, silver, and molybdenum mineralization increases the economic attractiveness of the project by adding potentially significant near surface zinc, lead, silver, and molybdenum values to the over-all copper and gold values that are expected to be identified as the project is explored. The Company is evaluating options for developing this project and has been discussing joint venture development with potentially interested parties.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Green Technology" Company which produces GOLD’n GRO specialty liquid fertilizers, silver bullion, and silver-bearing glass. It owns a large Iron Oxide Copper Gold (IOCG) mineral property (the Auric Fulstone Project) in the prolific Yerington Copper Mining District in northwestern Nevada. Within the Auric Fulstone project area, the Company has discovered surface high grade zinc, lead, and silver mineralization that contain anomalous molybdenum in a large area that is geochemically anomalous for zinc. It has also discovered high grade copper mineralization that contains anomalous gold and molybdenum in a separate area that is anomalous for copper. The Company’s goal is to achieve profitable clean technology driven organic growth in specialty GOLD’n GRO fertilizers, silver, zinc, and minerals. The Company’s technologies maximize the recovery and use of metals and minerals and by doing this maximizes sustainability.

Through its subsidiary, Itronics Metallurgical, Inc., Itronics is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts 100 percent of the spent photoliquids into GOLD’n GRO liquid fertilizers, silver bullion, and silver bearing glass. This is internationally recognized award winning "Zero Waste" Technology. The Company is developing a portfolio of environmentally compatible "Zero waste" processing and mining technologies. Itronics has received numerous domestic and international awards that recognize its ability to successfully use chemical science and engineering to create and implement new environmentally clean recycling and fertilizer technologies.

The Company’s environmentally friendly award winning GOLD’n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available at the Company's "e-store" on Amazon.Com at http://www.amazon.com/s/ref=bl_sr_lawn-garden?ie+UTF8&field-brandtextbin=GOLD%27n+GRO&node+2972638011.

Follow Itronics on: Facebook at www.facebook.com/itronicsinc and on Twitter at twitter.com/itronicsinc

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)

Contact: Paul Knopick

888-795-6336